As filed with the Securities and Exchange Commission on April 30, 2008

                                          Registration No. 333-________

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-1
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
        ------------------------------------------------
        (Name of registrant as specified in its charter)

                             Florida
 --------------------------------------------------------------
 (State or other jurisdiction of incorporation or organization)

                              7389
    --------------------------------------------------------
    (Primary Standard Industrial Classification Code Number)

                           65-0968842
             ---------------------------------------
             (I.R.S. Employer Identification Number)

                Suite 802, Beautiful Group Tower
             74-77 Connaught Road Central, Hong Kong
                         (852) 2384-6665
-----------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Peter Goldstein
                      650 Sweet Bay Avenue
                       Plantation FL 33324
                     telephone (954) 294-6285
    ---------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         with a copy to:
                     Roxanne K. Beilly, Esq.
                Schneider Weinberger & Beilly LLP
                  2200 Corporate Boulevard N.W.
                            Suite 210
                    Boca Raton, Florida 33431
                    telephone (561) 362-9595
                    telecopier (561) 362-9612

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

    Large accelerated filer   [ ]  Accelerated filer         [ ]
    Non-accelerated filer     [ ]  Smaller reporting company [X]
    (Do not check if smaller
    reporting company)


                 CALCULATION OF REGISTRATION FEE

                                                         Proposed maximum     Proposed maximum
Title of each class of securities          Amount         offering price      aggregate offering        Amount of
      to be registered                to be registered      per share             price(1)        registration fee(9)
---------------------------------------------------------------------------------------------------------------------

Common stock, par value $0.001 per        1,519,000          $   2.00           $  3,038,000           $ 119.40
---------------------------------------------------------------------------------------------------------------------
Total                                                                                                  $ 119.40
---------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act")

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

            SUBJECT TO COMPLETION, DATED APRIL 30, 2008

PROSPECTUS

              China Renewable Energy Holdings, Inc.

                1,519,000 shares of Common Stock

     This prospectus relates to periodic offers and sales of 1,519,000 shares of our common stock by the selling security
Holders.

     We will not receive any proceeds from the sale of the shares by the selling security holders.

     There is currently no market for our common stock and we do not know if an active trading market will develop. The selling security holders will offer and sell their shares of common stock covered by this Prospectus at $.2.00 per share until our shares are quoted on the over-the-counter bulletin board or on an exchange, and thereafter, at prevailing market prices or privately negotiated prices.

     For a description of the plan of distribution of these shares, please see page ___ of this prospectus.

                      ____________________


     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about the risks of investing in our common stock.

                      ____________________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ____________________


           THE DATE OF THIS PROSPECTUS IS ______, 2008

                      ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. All reference to "us," "our," "we," or the "Company" are to China Renewable Energy Holdings, Inc. and our subsidiaries China Clean & Renewable Energy Limited and Renewable Energy Enterprises (Shanghai) Company, Ltd.


                       PROSPECTUS SUMMARY

About Us

     We are a specialized consultancy firm focusing on the carbon emission reductions market within China. We intend to provide consultancy and advisory services to clients who wish to participate in the carbon development market in China. We intend to provide services in three areas:

     * Clean Development Mechanism ("CDM") projects, which are mainly renewable energy projects and intended to qualify for carbon credits,

     * energy efficiency projects, which are projects that do not generate tradable carbon credits, but are nonetheless energy efficient or conservational and positive for the environment, and

     * commercial development of proven energy efficiency technologies, products or processes related to carbon emission reductions in the Chinese market.

     We intend that our main consultancy service will relate to what is commonly known as `CDM' projects in China. CDM is an arrangement under the Kyoto Protocol. The Kyoto Protocol is a protocol to the International Framework Convention on Climate Change with the objective of reducing Greenhouse gases that cause climate change. The CDM is an arangement allowing industrialised countries with a greenhouse gas reduction commitment to invest in projects that reduce emissions in developing countries as an alternative to more expensive emission reductions in their own countries. A crucial feature of an approved CDM carbon project is that it has established that the planned reductions would not occur without the additional incentive provided by emission reductions credits or carbon credits. The CDM allows net global greenhouse gas emissions to be reduced at a much lower global cost by financing emissions reduction projects in developing countries where costs are lower than in industrialized countries.

Corporate history

     We were incorporated on December 17, 1999 under the laws of the State of Florida under the name Capital Ventures Group IV, Inc., with an authorized capital consisting of 10,000,000 shares of Common Stock at a par value of $.001 per share. We were incorporated to engage in any lawful corporate undertaking, including, but not limited to providing business services and financing to emerging growth entities, and acquiring a Business Opportunity, as defined herein. We have been in the developmental stage since inception and have been inactive to date except for issuing shares to our shareholders and searching for a Business Opportunity to acquire. Since inception our founding shareholder made capital contributions as needed to pay certain debts and fund our minimal activities, which consisted of maintaining our company in good standing under the State of Florida and locating a Business Opportunity. On November 7, 2007, we changed our name to China Renewable Energy Holdings, Inc. and increased the capital we are authorized to issues to 100,000,000 shares of

Common Stock and 10,000,000 shares of "blank check" preferred stock. We changed our name to better describe our intended, but not exclusive, business focus. On November 8, 2007, our sole officer and director since inception resigned and Allen Huie was appointed as the Chief Executive Officer and sole director. The change in management occurred to better continue our intended business plan.

     On April 24, 2008, we executed a Share Exchange Agreement with China Clean & Renewable Energy Limited, a Hong Kong company ("CCRE"), and the shareholders of 100% of CCRE's capital stock. At Closing, we issued 23,000,000 shares of our common stock, equal to 94% of the issued and outstanding shares of our common stock on the Closing Date, to the CCRE Shareholders in exchange for 100% of the capital stock of CCRE.

     CCRE was incorporated on April 19, 2006 under the laws of Hong Kong under the name Sky Field Enterprises Limited. On March 12, 2007, CCRE changed its name to China Clean & Renewable Energy Limited. On February 27, 2008, CCRE formed a wholly owned subsidiary, Renewable Energy Enterprises (Shanghai) Company, Ltd. ("REESC") under the laws of the Peoples Republic of China. All business in China will be conducted through REESC.

     Our principal executive offices are located at 802, Beautiful Group Tower, 74-77 Connaught Road, Central, Hong Kong and our telephone number is852-2384-6665. Our fiscal year end is December 31.

                       ABOUT THE OFFERING

     From February 2008 to April 2008, we sold 280,000 shares of our common stock to 44 accredited investors in a private offering resulting in gross proceeds to us of approximately $560,000. The terms of this offering are described in greater detail later in this prospectus under "Management's Discussion and Analysis and Plan of Operations - Recent Capital Raising Transaction" beginning on page 16. On April 24, 2008, we issued 23,000,000 shares of our common stock to the former shareholders of CCRE in exchange for all of the issued and outstanding shares of CCRE.

     This prospectus covers the resale of a total of 1,519,000 shares of our common stock, including 280,000 shares of our common stock issued in the private offering from February to April 2008, and 889,000 shares of our common stock issued to the former shareholders of CCRE in exchange for all the issued and outstanding shares of CCRE in April 2008, by selling security holders. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:

Outstanding Prior to this Offering:     24,580,000 shares of
                                        common stock on April 30, 2008.

Outstanding After this Offering:        24,580,000 shares of common
                                        stock on April 30, 2008.


              SELECTED CONSOLIDATED FINANCIAL DATA

     The following summary of our financial information for the years ended December 31, 2007 and 2006 which have been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus. As a result of the share exchange transaction with CCRE on April 24, 2008, and in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations Paragraph D16; the financial statements of CREH and CCRE have been combined on an "as if", basis from inception as CREH and the CCRE are under common control. The consolidated financial statements include the accounts of China Renewable and its subsidiary, after elimination of all significant intercompany accounts and transactions.

Income Statement Data:

                                    Fiscal Year Ended December 31,
                                         2007            2006
                                    -------------    -------------
Total revenues                              6,409                0
Total operating expenses                   39,150            4,943
Income (loss) from operations             (32,741)          (4,943)
Net income (loss)                         (32,767)          (4,943)
Net loss per common share - basic            0.00             0.00
Weighted average number of shares
  outstanding - basic                  24,300,000       24,300,000


Balance Sheet Data:

                                             December 31,
                                         2007            2006
                                    -------------    -------------
Working capital (deficit)                  (7,414)          (4,080)
Total current assets                       27,944            4,455
Total assets                               31,305            4,455
Total liabilities                          35,358            8,535
Total shareholders' deficit                (4,053)          (4,080)


                          RISK FACTORS

     An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

              RISKS RELATING TO BUSINESS OPERATIONS

WE HAVE LIMITED HISTORY OF OPERATIONS AND WE CANNOT ASSURE YOU THAT OUR BUSINESS MODEL WILL BE SUCCESSFUL IN THE FUTURE OR THAT OUR OPERATIONS WILL BE PROFITABLE. OUR FINANCIAL CONDITION HAS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     CCRE began operations in April 2006.   Accordingly, there is
only a limited history of operations upon which to evaluate our business. We reported revenue of $6,409 for the fiscal year ended December 31, 2007, has a net loss of $45,980 for the period from December 17, 1999 (inception) to December 31, 2007, a working capital deficiency of $7,414 and used cash in operations of $26,520 from inception. Our operating results for future periods will include significant expenses, including marketing costs, and administrative and general overhead expenses, related to CCRE and REESC and which we will incur as we implement our business model to expand our operations, as well as increased legal and accounting fees we will incur as a public company following the Exchange Transaction. As a result, we are unable to predict whether we will report profitable operations in the future. There can be no assurances whatsoever that we will be able to successfully implement our business model, identify and provide successful services to our client companies, penetrate our target markets or attain a wide following for our services.
We are subject to all the risks inherent in an early stage enterprise and our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in those businesses.

     The report of our independent public registered accounting firm on our financial statements for fiscal 2007 raised substantial doubt about our ability to continue as going concern as a result of our net losses, cash used in operations and working capital deficit. Since December 31, 2007, we have raised approximately $660,000 in working capital. We believe our working capital is sufficient to fund our operating expenses for the next approximate twelve months based on our current level of operations, after which time we will need to raise additional working capital to provide funds to pay our operating expenses until such time, if ever, that our revenues significantly increase. We cannot provide any assurance that we will have sufficient revenues to pay our operating expenses or that sufficient financing will be available to us on terms or at times that we may require. Failure in any of these efforts may materially and adversely affect our ability to continue as a going concern and you could lose your entire investment in our company.


WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO
OBTAIN ON ACCEPTABLE TERMS.  ADDITIONAL CAPITAL RAISING EFFORTS
IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT
SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE
PERIODS.

     We may need to raise additional working capital to continue to implement our business model. Our future capital requirements, however, depend on a number of factors, including our operations, the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

WE MAY NOT BE ABLE TO EFFECTIVELY CONTROL AND MANAGE OUR GROWTH

     We have generated only $6,409 of revenues since inception. We intend to aggressively market our services and increase our revenues during 2008. If our business and markets continues to grow and develop, it will be necessary for us to finance and manage our expansion in an orderly fashion. In addition, we may face challenges in managing expanding our consulting services. This will increase demands on our existing management, workforce and facilities. Failure to effectively deal with these increased demands could interrupt or adversely affect our operations and administrative inefficiencies.

IF OUR CONSULTING SERVICES ARE NOT SUITABLE FOR WIDESPREAD ADOPTION OR SUFFICIENT DEMAND FOR CARBON EMMISSION REDUCTION AND RENEWABLE ENERGY PROJECTS DO NOT DEVELOP OR TAKES LONGER TO DEVELOP THAN WE ANTICIPATE, OUR REVENUES WOULD NOT SIGNIFICANTLY INCREASE AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY.

     The market for renewable energy projects is emerging and rapidly evolving, and its future success is uncertain. If our consulting services and project advice prove to be unsuitable or unsuccessful or if demand for our services fail to develop sufficiently, we would be unable to generate enough revenues to achieve profitability. In addition, demand for carbon emission reduction in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. As is typical for new and evolving laws and regulations, business acceptance for recently introduced technology is highly uncertain. We may not be successful in persuading entities to develop renewable energy or energy efficient projects. If we fail to retain clients, our revenues may be limited and we may fail to be profitable.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL
AND FINANCIAL CONTROLS IN THE PRC.

     The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

WE OPERATE IN A COMPETITIVE INDUSTRY AND OUR FAILURE TO COMPETE
EFFECTIVELY MAY HURT OUR ABILITY TO GENERATE REVENUES.

     We are a specialized consultancy firm focusing on the carbon emissions market within China. Since the PRC enacted its "Renewable Energy Law" in 2006, consulting firms have actively begun to seek clients entering the carbon development market in China and provide advisory services to them. Our consultancy services will face competition in all phases, which are likely to substantially impact our ability to compete effectively with other business entities, whether based in China or in other
locations.   Accordingly, business expansion may become highly
costly and affect our operating performance. As a young company with limited operating history and financial resources, we will have great difficulty competing with larger organizations, as well as the substantial number of new companies being formed to engage in similar areas of activities as China Renewable Energy is currently involved or may become involved in the future.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND THE LOSS OF THESE
KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of our executive officers and management who perform key functions in the operation of our business. Allen Huie is our Chief Executive Officer and the chief executive officer of CCRE and REE, Wan Chin Tang is our Vice President and Chief Technical Officer and Tim Leung Wong is our Vice President and Financial Comptroller. All of these individuals are located in our Hong Kong and or Shanghai China offices. Although we have entered into employment agreements with these individuals, there are no assurances that they will remain employed by us, CCRE or REESC, or devote sufficient time and attention to our operations. The loss of one or more of these key employees could have a material adverse effect upon our business, financial condition, and results of our operations.

WE DO NOT HAVE KEY MAN INSURANCE ON OUR CHIEF EXECUTIVE OFFICER
AND CHAIRMAN, MR. HUIE, ON WHOM WE RELY FOR THE MANAGEMENT OF OUR
BUSINESS.

     We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Allen Huie. The loss of the services of Mr. Huie, for any reason, may have a material adverse effect on our business and prospects. We do not carry key man life insurance for any of our key personnel.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL TO
SUPPORT OUR GROWTH AND IF WE ARE UNABLE TO RETAIN OR HIRE THESE
PERSONNEL IN THE FUTURE, OUR ABILITY TO IMPLEMENT OUR BUSINESS
OBJECTIVES COULD BE ADVERSELY AFFECTED.

     Competition for senior management and technology personnel in the PRC is intense, the pool of qualified candidates in the PRC is very limited, and we may not be able to retain the services of our senior executives or technology personnel, or attract and retain high-quality executives or technology personnel in the future. This failure could harm our future growth and financial condition.

WE HAVE ENGAGED IN RELATED PARTY TRANSACTIONS WHICH MAY NOT
ALWAYS BE ON TERMS AS FAVORABLE AS WE COULD RECEIVE FROM NON-
AFFILIATED THIRD PARTIES.

THESE RELATED PARTY TRANSACTIONS MAY CONFLICT WITH SECTION 402 OF
THE SARBANES-OXLEY ACT OF 2002.

     As described later in this current report under Certain Relationships and Related Transactions, and Director Independence we have engage in certain transactions with affiliated entities and persons and we anticipate that we will continue to engage in such transactions in future periods. We cannot assure you that the terms of these transactions will always be as favorable to us as we might receive from non-affiliated third parties.
Purchasers of our common stock are reliant upon management's judgment as to the reasonableness and fairness of the terms of the various transactions.

     In addition, certain of these related party transactions could be deemed to conflict with the prohibition against personal loans to an officer or director pursuant to Section 402 of the Sarbanes-Oxley Act of 2002. If it was ultimately determined that these transactions are in violation of that portion of the Sarbanes-Oxley Act of 2002, we could be subject to civil and criminal penalties under the Securities Exchange Act of 1934.

THE RELATIVE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT
TEAM MAY PUT US AT A COMPETITIVE DISADVANTAGE.

     Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.


            RISKS RELATED TO DOING BUSINESS IN CHINA

YOU MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL
PROCESS, ENFORCING FOREIGN JUDGMENTS OR BRINGING ORIGINAL ACTIONS
IN CHINA OR HONG KONG BASED ON UNITED STATES OR OTHER FOREIGN
LAWS.

     All of CCRE's and REESC's assets and operations are in China or Hong Kong and these assets represent substantially all of our assets. In addition, all of our officers and directors, and all executive officers of CCRE and REE who are considered key employees of our company and exercise operational control over CCRE and RRE reside within China or Hong Kong. As a result, it may not be possible to effect service of process within the United States or elsewhere upon these executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.

A SUBSTANTIAL PORTION OF OUR BUSINESS OPERATIONS AND CONSOLIDATED
ASSETS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES
RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE
GOVERNMENT.

     Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

     Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock..

A SLOWDOWN OR OTHER ADVERSE DEVELOPMENTS IN THE PRC ECONOMY MAY
MATERIALLY AND ADVERSELY AFFECT OUR CUSTOMERS, DEMAND FOR OUR
SERVICES AND OUR BUSINESS.

     We are a holding company. We anticipate that most of our operations will be conducted in the PRC and most of our revenues will be generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industrial waste treatment industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our services. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our services and the recycled materials we sell and materially and adversely affect our business.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE
MANNER IN WHICH CHINESE COMPANIES MUST CONDUCT BUSINESS
ACTIVITIES.

     The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, which could affect our ability to conduct business in China and could require us to divest ourselves of any interest we then hold in our Chinese subsidiary, REESC.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

     In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and the costs of our clients to do business, and reduce demand for our services which could have the effect of limiting our ability to grow our revenues in future periods.

OUR PRC SUBSIDIARY, REESC, IS SUBJECT TO RESTRICTIONS ON PAYING
DIVIDENDS AND MAKING OTHER PAYMENTS TO US.

     We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investments in our subsidiaries CCRE in Hong Kong, and REESC in China. As a result of our holding company structure, we rely primarily on dividend payments from our subsidiaries. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary in China is also required to set aside a portion of its after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiary in China incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE
OF YOUR INVESTMENT.

     The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We anticipate that substantially all of our revenues will be received in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

     The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

FLUCTUATION IN THE VALUE OF RMB MAY HAVE A MATERIAL ADVERSE
EFFECT ON OUR RESULTS OF OPERATIONS.

     The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we anticipate that most of our revenues will be earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

     On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

CHINESE LAWS AND REGULATIONS GOVERNING REESC'S BUSINESS
OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN.  ANY CHANGES IN
SUCH CHINESE LAWS AND REGULATIONS MAY HAVE A MATERIAL AND ADVERSE
EFFECT ON OUR BUSINESS.

     China's legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing the enforcement and performance of contractual arrangements with customers in the event a dispute, as well as the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our business. If the relevant authorities find us in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation: levying fines; revoking our business and other licenses; requiring that we restructure our ownership or operations; and requiring that we discontinue any portion or all of our business.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING
THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

     China's regulations and policies with respect to foreign investments are evolving with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could impact our ability to continue as a going concern.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR
ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT
OUR OPERATIONS.

     A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company's revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our facilities or offices that would adversely disrupt our operations.

     Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT
PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE
CONSEQUENCES.

     We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL
AND FINANCIAL CONTROLS IN THE PRC.

     PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.


             RISKS RELATED TO HOLDING OUR SECURITIES

OUR CORPORATE ACTIONS WILL SUBSTANTIALLY BE CONTROLLED BY  THE
TRUSTEES, WHICH INCLUDES THE WIFE OF OUR CHIEF EXECUTIVE OFFICER,
OF THE ALLEN HUIE FAMILY TRUST

     As of April 24, 2008, the Allen Huie Family Trust beneficially owns 13,662,000, shares of our common stock which represented 56% of our voting securities. Julie Yim G. Moy, the wife of our Chief Executive Officer, King Keung Moy and Debbie Moy are the trustees and each severally have voting and dispositive power of the shares beneficially owned by the Allen Huie Family Trust. Mr. Huie disclaims any beneficial ownership of the shares owned by the Allen Huie Family Trust. In addition, the Allen Tat Yan Huie Charitable Remainder Trust owns 8,321,800 or 34% of our issued and outstanding shares. The trustees of the Allen Tat Yan Huie Charitable Remainder Trust include Julie Yim
G. Moy, the wife of our Chief Executive Officer, which trustees each have severally voting and dispositive power of the shares owned by the Allen Tat Yan Huie Charitable Remainder Trust. As a result, the Allen Huie Family Trust, the Allen Tat Yan Huie Charitable Remainder Trust, and the trustees thereof, including the wife of our Chief Executive officer, are currently able to control matters such as electing directors and approving mergers or other business combination transactions. The Allen Huie Family Trust and the Allen Tat Yan Huie Charitable Remainder Trust interests may differ from other stockholders. It would be difficult for our shareholders to propose and have approved proposals not supported by the Allen Huie Family Trust. There can be no assurances that matters voted upon by the Allen Huie Family Trust will be viewed favorably by all shareholders of our company.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE
MEASURES, IN THE ABSENCE OF WHICH, SHAREHOLDERS MAY HAVE MORE
LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS,
CONFLICTS OF INTEREST AND SIMILAR MATTERS.

     Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. While we have adopted certain corporate governance measures such as a code of ethics and established an audit committee, Nominating and Corporate Governance Committee, and Compensation Committee of our board of directors, we presently do not have any independent directors.
We intend to expand our board membership in future periods to include independent directors. It is possible that if we were to have independent directors on our board, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by our sole director who has an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures and independent directors in formulating their investment decisions.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL
CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE
CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

     As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring small business issuers, such as our company, to include a report of management on the company's internal controls over financial reporting in their annual reports for fiscal years ending on or after December 15, 2007. We did not include a management report or an attestation report of our registered public accounting firm regarding internal control over financial reporting in our annual report of December 31, 2007 pursuant to temporary rules of the Securities and Exchange Commission that do not require us to provide the management's report or attestation report in that annual report. We will be required to include the management report in the annual report for the year ended December 31, 2008. In addition, for our fiscal year ending December 31, 2008 the independent registered public accounting firm auditing our financial statements must also attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain financing as needed could suffer.

     BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU
MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR
SHARES. EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT
GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON
STOCK.

     There is currently no public market for the shares of our common stock. While we intend to seek a broker dealer who will file an application with the OTC Bulletin Board and make a market in our securities, there is no assurance that a broker dealer will be interested in making a market in our stock or that an active market in our stock will ever develop. In addition, all the shares of common stock have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction. As a result, such securities can be transferred without registration under the Securities Act or, if applicable, the securities laws of any state or other jurisdiction only if such registration is not then required because of an applicable exemption therefrom. Compliance with the criteria for securing exemptions under the Securities Act and the securities laws of various states is extremely complex. While we have no requirement to register the shares of our common stock under the Securities Act so as to permit the public resale thereof, we intend to file a registration statement under the Securities Act with the Securities and Exchange Commission within 60 days in order to register the resale of the share of Common Stock, including shares sold in our prior private placement. Accordingly, an investment in our company is suitable only for persons who have no need for liquidity in the investment, and can afford to hold unregistered securities for an indefinite period of time.

IF A PUBLIC MARKET FOR OUR COMMON STOCK EVER DEVELOPS, TRADING
WILL BE LIMITED UNDER THE SEC'S PENNY STOCK REGULATIONS, WHICH
WILL ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK

     In the event we are unable to obtain a quotation of our common stock on the OTC Bulletin Board and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. Generally, the broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

     SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. An active and liquid market in our common stock may never develop due to these factors.


   CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to enforce the contractual arrangements, economic, political and market conditions and fluctuations, U.S. and Chinese government and industry regulation, interest rate risk, U.S., Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

       There is not and has never been any established "public market" for our shares of common stock. We intend to submit for quotation of our common stock on the OTC Bulletin Board of the NASD No assurance can be given that any market for the Company's common stock will develop or be maintained.

     As of April 30, 2008, there were approximately 51 record owners of our common stock.

Dividend Policy

       We have never paid cash dividends on our common stock. Payment of dividends will be within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition under Florida law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Securities Authorized for Issuance under Equity Compensation
Plans

     The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our shareholders as of December 31, 2007.

                                   Number of          Weighted             Number of
                                   securities to be   average exercise     securities
                                   issued upon        price of             remaining
                                   exercise of        outstanding          available for
                                   outstanding        options, warrants    future issuance
                                   options,           and rights (b)       under equity
                                   warrants and                            compensation
                                   rights (a)                              plans (excluding
                                                                           securities reflected
                                                                           in column (a)) (c)
-----------------------------------------------------------------------------------------------

Plan category
-------------
Plans approved by shareholders:
  2007 Stock Option and Stock
  Award Plan                              0                 $ 0
Plans not approved by shareholders        0                 $ 0

     A description of this plan is contained later in this report under Part I, Item 6. Executive Compensation - Stock Option
Plans.


                         CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2007. This table gives no effect to the sale of the shares of common stock from February 2008 to April 2008 and the use of proceeds therefrom. In addition, on April 24, 2008, we exchanged 23,000,000 shares of common stock for 100% of the outstanding shares of CCRE. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations Paragraph D16; the financial statements of CREH and CCRE have been combined on an "as if", basis from inception as CREH and the CCRE are under common control.

The consolidated financial statements include the accounts of China Renewable and its subsidiary, after elimination of all significant intercompany accounts and transactions. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                          December
                                                          31, 2007
                                                       --------------
Total liabilities                                      $       35,358
Preferred stock, $0.001 par value, 10,000,000 shares
  authorized; none issued and outstanding                           0
Common stock, $0.001 par value, 100,000,000 shares
  authorized, 24,300,000 shares issued and
  outstanding                                                  24,300
Additional paid-in capital                                    128,124
Subscription Receivable                                      (110,512)
Accumulated deficit                                           (45,980)
Total shareholders' deficiency                                 (4,053)
Total liablities and stockholders' deficiency                  31,305

                         USE OF PROCEEDS

     We will not receive any proceeds upon the sale of shares of common stock by the selling security holders.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

     Prior to April 24, 2008, we were a shell company with no business operations. On April 24, 2008, we executed and completed the transactions contemplated by the Share Exchange Agreement with CCRE and its shareholders. Pursuant to the share exchange, we issued 23,000,000 shares of our common stock, equal to 94% of the issued and outstanding shares of our common stock on the Closing Date, to the CCRE Shareholders in exchange for 100% of the capital stock of CCRE.

     The share exchange with CCRE was considered to be a purchase of entities under common control. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations Paragraph D16; the financial statements of CREH and CCRE have been combined on an "as if", basis from inception as CREH and the CCRE are under common control. Accordingly, the financial statement data presented for the years ended December 31, 2006 and December 31, 2007 are on a consolidated basis.

     China Renewable is a holding company for CCRE and all of our business is conducted in CCRE and or REESC, a wholly-owned subsidiary of CCRE. China Renewable was formed in December 1999. Through December 31, 2007, management of China Renewable paid various expenses on our behalf which were generally related to state filing and similar fees. These expenses, which aggregate $7,570 through December 31, 2007, have been considered a capital contribution. In addition, on November 8, 2007, Mr. Huie, our chief executive officer, loaned China Renewable $10,000 in exchange for the Company's promissory note in this amount at an interest rate of 7% due and payable on November 8, 2008.

     CCRE was formed in the second quarter of 2006 and it remains a development stage company. During the balance of 2006 and in 2007 its activities were primarily related to the development of its business plan, including the early stage marketing of its services, as well as raising its initial capital.

     Our business plan is to act as a specialized consultancy focusing on the carbon emission reductions and energy efficiency market in China. We will seek to provide advisory services to clients who wish to participate in the carbon development market within China. We divide our consultancy services into three areas: 1) CDM projects, which are mainly renewable energy projects that are capable of obtaining or deriving carbon credits; 2) energy efficiency projects, which are projects that do not generate tradable carbon credits, but are nonetheless energy efficient or conservational and positive for the environment; and 3) commercial development of proven energy efficient technologies, products, or processes in the Chinese (including Hong
Kong and Macau) market.

     The overall market for carbon emission reductions, either in the form of CDM projects, energy efficient projects, or commercial development of energy efficient technologies, is expected to grow exponentially in China in the future. The 11th National Plan sets targets for China to reduce greenhouse gases emissions by 20% from current levels by 2010, and increase the percentage of energy generated from renewable sources to 15% (from the current 7%) by 2020. To achieve these ambitious targets, the overall market for carbon emission reductions in all forms will have to grow substantially.

     As the carbon development market is relatively new in China, our business plan is to build its network, reputation, and contacts within the market, both with prospective clients as well as with government officials and regulators. In pursuit of these objectives, in 2008, CCRE became a Founding Member, along with 20 other founding members of the Penn-Tsinghua University TC Chan Center for Building Simulation and Energy Studies, a joint center between the University of Pennsylvania in the U.S.A. and Tsinghua University in China. The cost for this membership is $15,000 per year. The Center focuses on research and development of energy efficient products and processes related to the building industry. Other founding members include United Technologies Research Center, Skidmore Owings & Merrill LLP, Turner Construction Company, Dow Building Solutions, Gehry Technologies, and MTR Corporation. CCRE's management believes that the association with the Center can provide opportunities from client referrals, as well as access to leading energy efficiency technologies out of such universities.

     During 2007, CCRE also signed a strategic cooperation agreement with China Energy Conservation Investment Corporation (CECIC), a Chinese State-owned enterprise that is directly engaged in projects and businesses in the carbon development industry in China, including investments in wind farms, hydro power generation projects, etc. The Agreement provides a general framework whereby CECIC can refer projects and clients on a project by project basis to CCRE. We believe cooperation with CECIC may lead to increased and be an additional source of client referrals and other mutual cooperation and developments.

Results of Operations

     We did not report any revenues in 2006. Revenues in 2007 were $6,409 attributable to the completion of our first feasibility study for a client. While such revenues were minimal, management believes 2007 marked a valuable entry point for us in the carbon development market in China because it has enable us to actively participate in the regulatory and approval process of the carbon emissions market, and develop a working relationship with its Strategic Partners and their contacts.

     Total operating expenses for 2007 increased $34,207, or approximately 692%, from 2006 and was attributable to an increase in professional fees of $16,823 as well as an increase of $17,384 in general and administrative expenses. Professional fees include legal and accounting, and general and administrative expenses include $6,139 in travel and entertainment expenses and $10,000 in consulting fees. The increases in general and administrative expenses included an increase from $1,158 in 2006 to $18,542 in 2007.

     Our net loss from operations was $32,767 for the year ended
December 31, 2007 and $4,943 for the year ended December 31, 2006.

     In 2008, we anticipate that our revenue will be significantly higher then 2007. While we do not have any existing clients or contracts for services, we have a number of prospects which we anticipate will retain our services in 2008. We anticipate that our general and administrative expenses will increase substantially in 2008 as we continues to market our services and implement our business plan. During the first quarter of 2008, CCRE entered into employment agreements with three executive officers which provide for aggregate annual compensation to each officer of $58,464.
We also anticipate operating expenses related to travel, entertainment, and rent will increase in 2008. Overall, however, we are not presently able to quantify the amount of increased operating expenses in 2008 due to the uncertainties related to the actual level of our operations given our development stage.


Liquidity and Capital Resources

     At December 31, 2007, we had working capital deficit of $7,414 as compared to a working capital deficit of $4,080 at December 31, 2006. Principal changes in our balance sheet at December 31, 2007 from December 31, 2006 include:

     * cash increased $17,987 as a result of proceeds from the sale of common stock,
     * deferred financing fees, which represents expenses associated our February to April 2008 offering of common stock, increased $3,361
     * prepaid expense, which represents expenses associated with forming REESC and travel, increased $5,502,
     * note payable to a related party increased $10,000, described later in this section,
     * accounts payable increased $21,550 which represents $11,400 for professional fees and $10,000 for consulting fees, and
     * stockholder loans decreased $4,884 as described later in this section.

     Net cash used in operating activities in 2007 was $19,923 as compared to $5,597 in 2006. In 2007, we used cash to fund our net loss of $32,767 as well as for increases in prepaid expenses and accrued expenses, which represents income tax payable (which represents an overprovision of tax), which was offset by an increase in accounts payable. In 2006, we used cash to fund our net loss of $4,943 as well as for an increase in prepaid expenses which was offset by an increase in accounts payable.

     Net cash provided by financing activities in 2007 was $37,900 as compared to $5,592 in 2006. In 2007 CCRE sold 990,000 of its ordinary shares in a private transaction resulting in gross proceeds of $126,918, and China Renewable sold 15,800,000 of its shares of common stock in a private transaction resulting in gross proceeds of $15,800 and received proceeds of $10,000 from a stockholder loan. At December 31, 2007, $17,784 of the proceeds to CCRE had been received with the balance being reflected on its balance sheet as a subscription receivable. Subsequent to year end, the remaining proceeds have been received. At December 31, 2007, $15,000 of the proceeds to China Renewable had been received with the balance being reflected on its balance sheet as a subscription receivable. We used a portion of the proceeds to satisfy a stockholder loan payable and the balance are being used for working capital. In 2006, CCRE raised $1,286 from the sale of its ordinary shares and $4,884 from a stockholder loan. In 2006, China Renewable raised $1,000 from the sale of its ordinary shares and $7,270 from additional paid in capital.

     During 2008 we will need cash to continue our marketing efforts and pay operating expenses which we anticipate will be approximately $325,000. We believe that our cash on hand, raised from our recent private offering of securities in the amount of approximately $560,000, less offering and other expenses of approximately
$76,000 related to the CCRE share exchange transaction and professional fees, together with the approximate $100,000 on hand at CCRE received from the subscription receivable, will be sufficient to satisfy our cash needs for 2008. Currently, we do not anticipate any capital commitments for 2008 except for the payment of the registered capital for REESC as described below.

     On February 27, 2008, we received a certificate of registration and an operating license from the Chinese governmental agency for
REESC to conduct business in China.   The registered capital of
REESC is $1,000,000. According to the Articles of Association of REESC, CCRE has to fulfill 20% of registered capital requirements of $200,000 within three months (by May 27, 2008) from date of incorporation and 80% of registered capital requirements of $800,000 within two years from date of incorporation. We intend to use a portion of the proceeds from the private offering to satisfy the registered capital requirement of $200,000. In order to satisfy the remaining registered capital requirement of $800,000 in February 2010, we will need to generate profits or raise additional capital, of which there are no assurances we will able to receive the fund. Once the registered capital is received by REESC and same has been approved by the State Administration of Foreign Exchange, Shanghai Bureau, which generally occurs within a few days after receipt of the funds, REESC can immediately use the funds for working capital.

Recent Capital Raising Transaction

     Between February 2008 and April 2008, we sold an aggregate of 280,000 shares of our common stock to 44 accredited investors in a private offering exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by
Section 4(2) of that act and Rule 506 of Regulation D and Regulation S. We received proceeds of approximately $560,000 from this offering. We intend to use the proceeds from this private offering to fulfill the 20% of registered capital requirement of $200,000 for REESC, pay accounts payable to date of approximately $25,000 and for working capital. Once the registered capital is received by REESC and same has been approved by the State Administration of Foreign Exchange, Shanghai Bureau, which generally occurs within a few days after receipt of the funds, REESC can immediately use the funds for working capital.

     We agreed to undertake to file a registration statement within 60 days following the closing date of the acquisition of a business opportunity in order to register the shares of common stock sold in the private offering. This prospectus is a part of that registration statement.


                          OUR BUSINESS
Overview

    We are a holding company and own and control all the shares of China Clean & Renewable Energy Limited ("CCRE"), a Hong Kong company, which in turn owns all of the shares of Renewable Energy Enterprises (Shanghai) Company, Ltd ("REESC"), a recently formed wholly foreign owned enterprise incorporated in Shanghai, PRC.

    We are a specialized consultancy firm focusing on the carbon emission reductions market in China. We intend to provide consultancy services to clients who wish to participate in the carbon development market in China. We intend to provide consulting on renewable energy projects, energy efficiency projects, and commercial development of energy efficiency technologies and products within the Chinese market. All business in China will be conducted through REESC.

Business Description

     Through our wholly owned subsidiaries, CCRE founded in Hong Kong in April 2006, and REESC formed February 2008, we are a specialized consultancy firm focusing on the carbon emission reductions market within China. We intend to provide consultancy and advisory services to clients who wish to participate in the carbon development market in China. We intend to provide services in three areas:

     * Clean Development Mechanism ("CDM") projects, which are mainly renewable energy projects,

     * energy efficiency projects, which are projects that do not generate tradable carbon credits, but are nonetheless energy efficient or conservational and positive for the environment, and

     * commercial development of proven energy efficiency technologies, products or processes related to carbon emission reductions in the Chinese market.

     We intend that our main consultancy service will relate to what is commonly known as `CDM' projects in China. The Clean Development Mechanism ("CDM") is a program within the Kyoto Protocol, which was established under the auspices of the United Nations Framework Convention on Climate Change. The Kyoto Protocol commits member countries to reducing their emissions of greenhouse gases ("GHGs") by either a pre-determined amount or to compensate for maintained or higher GHGs emissions through acquiring and trading carbon credits.

     Carbon credits are used to meet compliance targets under the Kyoto Protocol in order to reduce the effects of global warming. Emitters from richer countries may reach their reduction targets by acquiring carbon credits. Emitters from richer countries may acquire carbon credits by funding the development of projects, such as wind farms or hydro power generation plants, that reduce emissions in developing countries such as China. These types of projects in developing countries are under the framework of the CDM of the Kyoto Protocol, and the carbon credits, derived in a form known as CERs ("Certificate of Emissions Reductions"), are traded within the International Markets.

     We have conducted minimal operations and have provided services to only one client.We have not entered into any service contracts to date. The consulting fees for our clients will vary based upon the scope of the services to be rendered.

Renewable Energy Projects

     Our business objective is to work with clients who wish to participate in the carbon development market in China. We intend to focus our work on clients who wish to develop projects that would reduce carbon emissions and derive carbon credits under CDM projects. Such projects are primarily renewable energy projects, such as wind farms or hydro power generation projects. Prospective clients typically include project owners/developers (both Chinese and foreign companies or enterprises) and carbon credit buyers. This includes the end use emitters who need to purchase carbon credits for compliance or financial institutions that are seeking to trade carbon credits within the international markets. In these renewable energy or CDM projects, our services are intended to include:

     *    the selection and identification of projects;
     *    feasibility studies and analysis;
     * liaison with engineering firms on the project design documentation;

     * assistance in the submission of applications to the National Development and Reform Commission (NDRC is the approving entity in China for all CDM projects);
     * advising on financial structuring (including identification and selection of project finance providers); and
     * locating carbon credit buyers for derived carbon credits from such CDM projects.

Energy Efficiency Projects

     In addition to CDM projects, we also intend to work on projects that do not generate carbon credits for trade, but nonetheless help promote the reduction of carbon emissions in China. We anticipate that these projects will typically be energy efficiency projects that promote energy conservation and are more beneficial to the environment. Energy efficiency projects can include energy efficiency designs in buildings, or conservation lighting in roads or highways. We anticipate clients in such projects will include project owners/developers (both Chinese and foreign companies, enterprises or government entities), investors and other environmentally conscious companies or individuals. Our services on such projects are intended to include:

     *    the selection and identification of projects;
     *    technical and financial feasibility studies;
     *    due diligence;
     *    financial structuring; and
     * referring legal, accounting and other relevant professional advisory services.

Energy Efficient Technology Projects

     In addition to providing consultancy services on projects, we also intend to assist clients who own energy efficient technologies, to commercially develop their carbon reducing processes and technologies within the Chinese market. Selectively, we intend to work with these clients to develop commercially viable business plans and possible markets for their technologies or products. Our services in such developments are intended to include:

     *    feasibility and market studies;
     *    providing comprehensive business plans;
     *    finding suitable partners or investors;
     * assisting with licensing of Intellectual Property in China; and
     * financial planning and structuring, and other professional advisory services.

     Our focus on these main consultancy areas is intended to enable us to broadly participate in the rapidly growing area of the carbon emissions reduction market in China. This market is expected to grow significantly, in light of recent Chinese Government regulations and policies. In 2006, China enacted the "Renewable Energy Law", which sets forth the framework for promoting renewable energy development and energy conservation. In June 2007, the Chinese Government announced its 11th National Plan, which sets targets for emission reductions to be reached by 2010, and renewable energy generation targets by 2020. These policies and aggressive targets form the basis for the growth of the entire carbon emission reduction market in China. We, as a specialized consultancy and early entrant in this market, aim to grow and actively pursue these business opportunities in this market.

Strategic Partnerships

     As the carbon development market is relatively new in China, during the year 2007, and continuing thereafter, we have focused on building our network, reputation, and contacts within the market, both with prospective clients as well as with government officials and regulators. In 2008, CCRE became a founding member, along with 20 other founding members, of the Penn-Tsinghua University TC Chan Center for Building Simulation and Energy Studies, a joint center between the University of Pennsylvania in the U.S.A. and Tsinghua University in China. The Center focuses on research and development of energy efficient products and processes related to the building industry. Other founding members include United Technologies Research Center, Skidmore Owings & Merrill LLP, Turner Construction Company, Dow Building Solutions, Gehry Technologies, and MTR Corporation. It is anticipated that association with the Center can lead to major sources of client referrals, as well as access to leading energy efficiency technologies out of such Universities.

     On September 1, 2007, CCRE also signed a ten year strategic cooperation agreement with China Energy Conservation Investment Corporation (CECIC), a Chinese State-owned enterprise that is directly engaged in projects and businesses in the carbon development industry in China, including investments in wind farms, hydro power generation projects, etc. The Agreement provides a general framework whereby CECIC can refer projects and clients on a project by project basis to CCRE. The agreement gives the Company the first right of refusal on all projects.
The agreement requires each project to meet certain minimum expected returns for each party and requires the Company to pay certain bonuses based on project milestones. The total fee and milestone payments are subject to negations by each party and will vary by project. CCRE anticipates its cooperation with CECIC may lead to increased client referrals and other mutual cooperation and developments.

Marketing

     We market our services mainly through the network and contacts of our officers. Our officers have combined over 40 years of working experience in doing business in China. Our Chief Executive Officer, Mr. Allen Huie, has over 20 years of financial and operating experience in China, particularly with financial, legal, and other consulting professionals, who we anticipate will provide a steady network of referrals. In addition to the network of our officers, we intend to market our services through the relationship with our strategic partners, namely, the Penn-Tsinghua University TC Chan Center and CECIC.

Government regulation

Doing Business in the PRC

     As we are a specialized consultancy operating in China, we will be subject to the PRC legal system. Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC. Despite development of its legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC.

However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our future business operations or prospects.

Economic Reform Issues

     Since 1979, the Chinese government has reformed its economic systems. Many reforms are unprecedented or experimental; therefore they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

     Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the Renminbi, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limiting re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. There can be no assurance that the reforms to China's economic system will continue or that there will not be changes in China's political, economic, and social conditions and changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Currency

     The value of the Renminbi, the main currency used in China, fluctuates and is affected by, among other things, changes in China's political and economic conditions. The conversion of Renminbi into foreign currencies such as the U.S. dollar has been generally based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets.

Competition

     We are a specialized consultancy firm focusing on the carbon emissions market within China. Since the PRC enacted its "Renewable Energy Law" in 2006, consulting firms have actively begun to seek clients entering the carbon development market in China and provide advisory services to them. While we believe that we will provide professional services that support our clients and their needs, there are no restrictions or barriers which preclude other professional advisory firms in the market. therefore, we are subject to market driven competition from consulting firms within China and from foreign consulting firms in the carbon development market. While we believe we have a viable business model, we also recognize that rival entities possess greater financial and technical resources to compete in this business area.

Employees

     As of April 30, 2008 we have 3 full time and 4 part time employees, all based in our Hong Kong and Shanghai offices. We believe our employee relations to be good.

History of our company

     We were incorporated on December 17, 1999 under the laws of the State of Florida under the name Capital Ventures Group IV, Inc., with an authorized capital consisting of 10,000,000 shares of Common Stock at a par value of $.001 per share. We were incorporated to engage in any lawful corporate undertaking, including, but not limited to providing business services and financing to emerging growth entities, and acquiring a Business Opportunity, as defined herein. We have been in the developmental stage since inception and have been inactive to date except for issuing shares to our shareholders and searching for a Business Opportunity to acquire. Since inception our founding shareholder made capital contributions as needed to pay certain debts and fund our minimal activities, which consisted of maintaining our company in good standing under the State of Florida and locating a Business Opportunity. On November 7, 2007 we changed our name to China Renewable Energy Holdings, Inc. and increased the capital we are authorized to issues to 100,000,000 shares of Common Stock and 10,000,000 shares of "blank check" preferred stock. We changed our name to better describe our intended, but not exclusive, business focus. On November 8, 2007, our sole officer and director since inception resigned and Allen Huie was appointed as the Chief Executive Officer and sole director. The change in management occurred to better continue our intended business plan.

     On April 24, 2008, we executed a Share Exchange Agreement with China Clean & Renewable Energy Limited, a Hong Kong company, and the shareholders of 100% of CCRE's capital stock. At Closing, we issued 23,000,000 shares of our common stock, equal to 94% of the issued and outstanding shares of our common stock on the Closing Date, to the CCRE Shareholders in exchange for 100% of the capital stock of CCRE.

     CCRE was incorporated on April 19, 2006 under the laws of Hong Kong under the name Sky Field Enterprises Limited. On March 12, 2007, CCRE changed its name to China Clean & Renewable Energy Limited. REESC was registered (incorporated) on February 27, 2008 under the laws of the Peoples Republic of China.

Legal Proceedings

     We are not a party to any pending or threatened litigation.

Properties

     Our principal executive office is located in approximately 1,000 square feet of office space in Suite 802, 74-77 Connaught Road Central, Hong Kong which we lease from an unrelated third party for approximately $2,000 a month. The lease expires August 31, 2008. We believe that this space is sufficient for us at this time.

     In addition, CCRE has an office located in approximately 200 square feet at Room 286, 2nd Floor, Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong which we lease month to month from Quantplus Investments, Ltd, an asset management company 40% owned by Mr. Huie for approximately $200 a month. The lease expires August 31, 2008.

     We intend to locate new and larger office space before the expiration of the leases described above.

                           MANAGEMENT

Directors and Executive Officers

Name               Age   Positions
----               ---   ---------
Allen Huie         49    Chairman of the Board, Chief Executive
                         Officer and Secretary
Wan Chin Tang      47    Vice President and Chief Technical Officer
Tim Leung Wong     54    Vice President and Financial Controller

       Allen Huie. Mr. Huie has served as a director of the company and our Chief Executive Officer and Secretary since November 8, 2007. Mr. Huie is also the co-founder and has been president and Chief Executive Officer of CCRE since September 2006. Mr. Huie is an investment banker and private equity investor in the greater China region. Mr. Huie is a co-founder and Chief Executive Officer of Quantplus Investments, Ltd, a Hong Kong based investment firm with focus in the Asia Pacific region from October 2006 to the present. He has overall supervision of Quantplus Investments, providing strategy and investment oversight for the principal business as an investment company using quantitative based models to make investments in the Asian equity markets, including Japan. From August 2005 to present Mr. Huie has been an advisor for AIP Strategic Investments Ltd. which invests in and operate retail outlets in Southern China that mainly sell herbal tea. From January 2000 to September 2006, Mr. Huie was the founder and Managing Director of Bizexpress International Limited, a travel related service company with operations in Hong Kong and throughout China. He provided overall strategic management and executive management for the Company in its principal business of providing on-line hotel and air travel bookings throughout China.

     Prior to Bizexpress, Mr. Huie was Managing Director and head of Investment banking for Salomon Brothers in Asia, where he was responsible for Salomon's business in Asia. Mr. Huie started his investment banking career with Salomon in New York in 1985 and helped Salomon expand its business in Tokyo, Hong Kong, and China for over 13 years. While at Salomon, Mr. Huie specialized in corporate finance and M&A. Mr. Huie received his BA in Economics from the College of Arts and Sciences at the University of Pennsylvania in 1980, his BSE in Finance from the Wharton School at the University of Pennsylvania in 1980, and his JD in Law from the University of Pennsylvania Law School in 1983. Mr. Huie was also a Senior Fellow at the UCLA School of Public Policy in 1998.

     Dr. Wan (Stanley) Chin Tang. Dr. Tang has served as Vice President and Chief Technical Officer of our company since April 24, 2008 and has been Chief Technical Officer and an Executive Director of CCRE since September 2006. Dr. Tang is an experienced consultant specializing in environmental operations and investments in the Greater China region. Prior to joining CCRE, from April 2006 to July 2006, Dr Tang was Senior Economist for the China Water Affairs Group Limited (CWAF), a Hong Kong listed company that operates more than 10 water supply plants in China, Prior to CWAF, from June 2003 to March 2006, Dr. Tang was Development Director of Envirochem Industries Limited, a leading environmental consulting firm in Hong Kong, General Manager from September 2001 to May 2003 of the Environmental Division of Kong Sun Holdings Ltd, another Hong Kong listed company, and Deputy Managing Director of Foshan Fa Lee Environmental Protection Tableware Co., Ltd ,an environmental products manufacturing company in China, from June 2000 to August 2001. Dr. Tang holds a Ph.D. and a M.S. in Industrial Engineering and Operations Research from Virginia Polytechnic Institute and State University (1986 - 1995), and a B.S. in Mechanical Engineering from the University of Tennessee at Knoxville (1983).

     Mr. Tim Leung Wong. Mr. Wong has served as Vice President and Financial Controller of our company since April 24, 2008 and has been Financial Controller of CCRE since March 2008. Mr. Wong is an experienced professional Accountant with ACCA, AHKICPA, and FCCA professional certifications in England and Hong Kong. From April 2004 to May 2005, Mr. Wong was a Board member of Asia Pacific Wire and Cable Corp., a NYSE listed company where he was responsible for implementing internal control systems to meet all compliance requirements under NYSE's SOX rules. From 2000 to 2004, Mr. Wong worked as Financial Controller for Pacific Overseas Investment Management, a HKEX listed subsidiary of Pacific Wire & Cable, one of the largest conglomerates from Taiwan. At Pacific Overseas, Mr. Wong was responsible for internal audit, financial compliance, tax and corporate planning as well as project review for the firm's operations. Prior to 2000, Mr. Wong work for over 14 years for several Hong Kong based companies, and was mainly responsible for financial control and internal audit and compliance. Mr. Wong received his BSC Degree from Queen Mary College, University of London in 1979.

     Directors are elected at the Company's annual meeting of shareholders and serve for one year or until their successors are elected and qualify. Officers are elected by the Board, and their terms of office are at the discretion of the Board.

     There are no family relationships among directors and executive officers. In the last five years, no director, executive officer, promoter or control person of our company has been involved in any legal proceedings material to the evaluation of the ability or integrity of any of the aforementioned persons.

     CCRE's Management Team

     In addition to Messers. Huie, Wan and Tim, as described above, the following are key members of CCRE's management team. It is the intent of CCRE management to build its personnel, including technical, marketing, and financial personnel, as the company expands over time:

     Mr. Chung ha Cha (Director of M&A and Financial Structuring-
Part time).   Mr. Cha has been Director of M&A and Financial
Structuring on a part-time basis of CCRE since March 2008. Mr. Cha is an experienced financial professional with years of M & A and private equity experience in Asia. Mr. Cha is currently Managing Director of Accolade, Inc., a Merges and Acquisition advisory firm based in Seoul, Korea. From 2002 to 2007, Mr. Cha was Vice-Chairman and Board Member of Huneed Technologies, a publicly listed firm in Korea. From 1998 to 2002, Mr. Cha was President of Lone Star Korea & General Partner of Lone Star Private Equity Fund III, a US $2 billion fund. As Manager of Lone Star Korea's operations, Mr. Cha helped built a team that grew to over 150 employees. He was instrumental in sourcing and successfully closing approximately US $2 billion of non-performing loans and real estate transactions for Lone Star in Korea. From 1992 to 1998, Mr. Cha was Managing Director of Asian Banking Corporation, a publicly listed Korea/Japanese merchant bank based in Seoul with over 200 employees. From 1989 to 1992, Mr. Cha was Vice President of Mergers and Acquisitions at Yasuda Trust and Banking Corporation in Japan. Mr. Cha began his financial career in New York with Citibank in 1986. Mr. Cha received his BS in Economics in 1979 from the Wharton School of the University of Pennsylvania, and his MBA from Columbia Business School in 1986.

Code of Business Conduct and Ethics

     We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee which violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to an including termination of his or her employment.

     We will provide a copy, without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to China Renewable Energy Holdings, Inc.,
Attention: Secretary.

Committees of the Board of Directors

      Our Board of Directors has established a Nominating and Corporate Governance Committee, Compensation Committee and an
Audit Committee. From time to time, the Board of Directors may establish additional committees.

Audit Committee. The Company has an audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board of Directors is responsible for the engagement of our independent public accountants, approves services rendered by our accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Board has previously adopted a written charter for the Audit Committee on November 7, 2007. The Audit Committee is presently composed of Mr. Huie who will serve as the Chairman of the Audit Committee.

Compensation Committee. The Compensation Committee establishes and administers our executive compensation practices and policies, reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors. In addition, the Committee determines the number of performance shares and other equity incentives awarded to elected officers and the terms and conditions on which they are granted, amends compensation plans within the scope of the Committee's authority and recommends plans and plan amendments to the Board, sets company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans as we may establish from time to time. The Board has previously adopted a written charter for the Compensation Committee on November 7, 2007. The Compensation Committee is presently composed of Mr. Huie who will serve as the Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and
Corporate Governance Committee reviews and makes recommendations to the Board of Directors with respect to:

     * the responsibilities and functions of the Board and Board committees and with respect to Board compensation,
     * the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board,
     * candidates for election as Chief Executive Officer and other corporate officers,
     * monitoring the performance of the Chief Executive Officer and our plans for senior management succession,
     * reviewing and recommending the policies and procedures necessary for the effective management of our company, and
     * compliance with all Securities and Exchange Commission rules and regulations.

     The Nominating and Corporate Governance Committee uses various methods to identify director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size and composition of the Board and the particular needs of the Board based on whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current board members, stockholders, or other sources. All candidates are evaluated based on a review of the individual's qualifications, skills, independence, and expertise. Our Nominating and Corporate Governance Committee, operates under a written charter which was adopted November 7, 2007. The Nominating and Corporate Governance

Committee is presently composed of Mr. Huie who will serve as the Chairman of the Nominating and Corporate Governance Committee.

Independent Directors

       We currently have no directors on our Board of Directors who are "independent" within the meaning of Marketplace Rule 4200 of the National Association of Securities Dealers, Inc.

Identifying and Evaluating Director Nominees

     We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

Audit Committee Financial Expert

     None of our directors is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B. In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:

     * understands generally accepted accounting principles and financial statements,
     * is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
     * has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements, understands internal controls over financial reporting, and
     *   understands audit committee functions.

     Since our formation we have relied upon the personal relationships of our CEOs to attract individuals to our Board of Directors. While we would prefer that one or more of our directors be an audit committee financial expert, the individuals whom we have been able to attract to our Board do not have the requisite professional backgrounds. As with most small companies until such time our company further develops its business, acquires a Business Opportunity, achieves a revenue base and has sufficient working capital to purchase directors and officers insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our Board of Directors to include one or more independent directors, we intend to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include "independent" directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

EXECUTIVE COMPENSATION

                   Summary Compensation Table

     The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2007. The value attributable to any option awards is computed in accordance with FAS 123R.

                   SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------
                                     SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------
                                                      NON-EQUITY
                                                      INCENTIVE     NONQUALIFIED      ALL
NAME AND            YEAR               STOCK  OPTION     PLAN        DEFERRED        OTHER
PRINCIPAL                 SALARY BONUS AWARDS AWARDS COMPENSATION   COMPENSATION  COMPENSATION  TOTAL
POSITION                    ($)   ($)   ($)    ($)       ($)        EARNINGS ($)      ($)        ($)
(A)                 (B)     (C)   (D)   (E)    (F)       (G)            (H)           (I)        (J)
-----------------------------------------------------------------------------------------------------
Allen Huie [1]      2007    0      0     0      0         0               0             0          0
-----------------------------------------------------------------------------------------------------
                    2006    0      0     0      0         0               0             0          0
-----------------------------------------------------------------------------------------------------
Peter Goldstein [2] 2007    0      0     0      0         0               0             0          0
-----------------------------------------------------------------------------------------------------
                    2006    0      0     0      0         0               0             0          0
-----------------------------------------------------------------------------------------------------

1    Mr. Huie has served as our Chief Executive Officer since
     November 8, 2007.
2 Mr. Goldstein served as our Chief Executive Officer from our inception in December 1999 until November 8, 2007.

       No cash compensation, deferred compensation or long-term incentive plan awards were issued or granted to the Company's management during the fiscal years ended December 31, 2006 or 2007, or the period ending on the date of this Current Report.

          Outstanding Equity Awards at Fiscal Year-End

     The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007:




                                                                                                                EQUITY
                                                                                                                INCENTIVE
                                                                                                     EQUITY     PLAN
                                                                                                     INCENTIVE  AWARDS:
                                                                                           MARKET    PLAN       MARKET
                                                                                 NUMBER    VALUE     AWARDS:    OR
                                             EQUITY                              OF        OF        NUMBER     PAYOUT
                                             INCENTIVE                           SHARES    SHARES    OF         VALUE OF
                                             PLAN                                OR        OR        UNEARNED   UNEARNED
                                             AWARDS:                             UNITS     UNITS     SHARES,    SHARES,
                 NUMBER OF    NUMBER OF      NUMBER OF                           OF        OF        UNITS OR   UNITS OR
                 SECURITIES   SECURITIES     SECURITIES                          STOCK     STOCK     OTHER      OTHER
                 UNDERLYING   UNDERLYING     UNDERLYING                          THAT      THAT      RIGHTS     RIGHTS
                 UNEXERCISED  UNEXERCISED    UNEXERCISED   OPTION                HAVE      HAVE      THAT       THAT
                 OPTIONS      OPTIONS        UNEARNED      EXERCISE  OPTION      NOT       NOT       HAVE NOT   HAVE NOT
                 (#)          (#)            OPTIONS       PRICE     EXPIRATION  VESTED    VESTED    VESTED     VESTED
NAME             EXERCISABLE  UNEXERCISABLE  (#)           ($)       DATE        (#)       ($)       (#)        (#)
(A)              (B)          (C)            (D)           (E)       (F)         (G)       (H)       (I)        (J)
--------------------------------------------------------------------------------------------------------------------------
Allen Huie                 0              0            0          -           -       0         -           0           -

Peter Goldstein            0              0            0          -           -       0         -           0           -

Director Compensation

     Messrs. Allen Huie is currently the only member of our Board of Directors. We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. The following table provides information concerning the compensation of Mr. Allen Huie for his services as a member of our Board of Directors for the fiscal year ended December 31, 2007.

                      DIRECTOR COMPENSATION


                                                                                       Non-Qualified
                                                                       Non-Equity        Deferred
                   Fees Earned or                                    Incentive Plan    Compensation      All Other
                    Paid in Cash     Stock Awards    Option Awards    Compensation       Earnings       Compensation     Total
Name                    ($)              ($)             ($)              ($)              ($)              ($)           ($)
(a)                     (b)              (c)             (d)              (e)              (f)              (g)           (b)
-----------------------------------------------------------------------------------------------------------------------------------

Allen Huie               0                0               0                0                0                0             0



Equity Compensation Plan

Overview

     On December 18, 2007, our board of directors authorized, and holders of a majority of our outstanding common stock approved and adopted, our 2007 Stock Option and Stock Award Plan covering
3,000,000 shares of common stock.

     The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our board of directors, or a committee of the board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each option and the exercise price.

     Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

     During fiscal 2007, we did not grant any options under the plan.

Eligibility

     Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan. Only our employees are eligible to receive incentive options.

Administration

     The plan will be administered by our board of directors or an underlying committee. The board of directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the board of directors or committee.

Shares Subject to Awards

     We have currently reserved 3,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 3,000,000 shares may be issued, unless the plan is subsequently amended, subject to adjustment in the event of certain changes in our capitalization, without further action by our board of directors and stockholders, as required. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes.

     The plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment will be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the board of directors may declare that each option granted under the Plan terminates as of a date to be fixed by the board of directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

     The plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the committee or by the board of directors.

     The plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

Exercise Price

     The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns, within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The plan provides that fair market value shall be determined by the board of directors or the committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

     The exercise price of non-qualified options shall be determined by the board of directors or the committee, but shall not be less than the par value of our common stock on the date the option is granted.

     The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the plan.

Manner of Exercise

     Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the board of directors or the committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the board of directors or committee that such loan or guarantee is reasonably expected to benefit us.

Option Period

     All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

     All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

     In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

     If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

     If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

     If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

     If an optionee's employment with us is terminated for any reason whatsoever, and within three months after the date thereof optionee either (i) accepts employment with any competitor of, or otherwise engages in competition with us, or (ii) discloses to anyone outside our company or uses any confidential information or material of our company in violation of our policies or any agreement between the optionee and our company, the committee, in its sole discretion, may terminate any outstanding stock option and may require optionee to return to us the economic value of any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

     The committee may, if an optionee's employment with us is terminated for cause, annul any award granted under this plan to such employee and, in such event, the committee, in its sole discretion, may require optionee to return to us the economic value any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

Modification and Termination of Plan

     The board of directors or committee may amend, suspend or terminate the plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan. Further, no amendment to this plan which has the effect of (a) increasing the aggregate number of shares subject to this plan (except for adjustments due to changes in our capitalization), or
(b) changing the definition of "Eligible Person" under the plan, may be effective unless and until approved by our stockholders in the same manner as approval of this plan is required. Any such termination of the plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the plan shall theretofore have been suspended or terminated by the board of directors, the plan will terminate on December 18, 2017.

Employment Agreements

     CREE has entered into an employment agreement with Mr. Huie, Mr. Wong and Mr. Tang. On March 15, 2008, with employment to commence May 15, 2008, CCRE entered into an employment agreement with Mr. Wong to serve as Vice President and Financial Controller. The term of the agreement is month to month with an initial two month probationary period. . Under the terms of this agreement, Mr. Wong shall receive an annual base salary of $58,464, a bonus in the amount of one month salary ($4,872) after each year, and any other bonus to be determined by the Board of Directors. The agreement also provides for paid vacation after one year, traveling and medical insurance, and such other fringe benefits commensurate with his duties and responsibilities, as well as containing certain non-disclosure agreements. Under the terms of the agreement, either party may terminate the agreement upon one day notice during the first month and upon one month notice or payment in lieu thereof, thereafter. To the extent that Mr. Wong is terminated for cause, or he voluntarily resigns, no severance benefits will be paid.

     On March 15, 2008, with employment to commence June 1, 2008, CCRE entered into an employment agreement with Mr. Tang to serve as Vice President and Chief Technical Officer. The term of the agreement is month to month with an initial two month probationary period. Under the terms of this agreement, Mr. Tang shall receive an annual base salary of $58,464, a bonus in the amount of one month salary ($4,872) after each year, and any other bonus to be determined by the Board of Directors. The agreement also provides for paid vacation after one year, traveling and medical insurance, and such other fringe benefits commensurate with his duties and responsibilities, as well as containing certain non-disclosure agreements. Under the terms of the agreement, either party may terminate the agreement upon one day notice during the first month and upon one month notice or payment in lieu thereof, thereafter. To the extent that Mr. Tang is terminated for cause, or he voluntarily resigns, no severance benefits will be paid.

     On March 15, 2008, with employment to commence May 1, 2008, CCRE entered into an employment agreement with Mr. Huie to serve as President and Chief Executive Officer. The term of the agreement is month to month with an initial two month probationary period. . Under the terms of this agreement, Mr. Wong shall receive an annual base salary of $58,464, a bonus in the amount of one month salary ($4,872) after each year, and any other bonus to be determined by the Board of Directors. The agreement also provides for paid vacation after one year, traveling and medical insurance, and such other fringe benefits commensurate with his duties and responsibilities, as well as containing certain non-disclosure agreements. Under the terms of the agreement, either party may terminate the agreement upon one day notice during the first month and upon one month notice or payment in lieu thereof, thereafter. To the extent that Mr. Wong is terminated for cause, or he voluntarily resigns, no severance benefits will be paid.


Limitation on Liability

     Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

     * breach of the director's duty of loyalty to us or our shareholders;

     * acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

     * a transaction from which our director received an improper benefit; or

     * an act or omission for which the liability of a director is expressly provided under Florida law.

     In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

     Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                     AND DIRECTOR INDEPENDENCE

Conflict of Interest

         Our management team is involved in other business activities and may, in the future become involved in other business opportunities. Though we have not formulated a policy for the resolution of such conflicts, we intend to do so in the future at such time as we implement our board of director with directors who are independent, as that term is defined within the meaning of Marketplace Rule 4200 of the National Association of Securities Dealers, Inc.

Contributions from Shareholder

     During November 2007, our president and sole shareholder at the time, Mr. Goldstein, contributed 500,000 shares of common stock to the Company for no consideration, and in connection with the Exchange Transaction, our Chief Executive Officer and Chairman, Mr. Huie, contributed 15,000,000 shares of common stock to the Company. The shares were cancelled by the Company upon receipt.

In-Kind Contribution from Shareholders

       Since our inception on December 17, 1999, our founder and sole shareholder at the time, Mr. Goldstein, paid an aggregate of $7,420 on our behalf as additional capital contributions to pay operating expenses.

Loan from Officer

      On November 8, 2007, Allen Huie loaned us $10,000 for working capital and we issued Mr. Huie a unsecured promissory note in the principal amount of $10,000 in connection therewith. The promissory note bears interest at 7% per annum payable on maturity. The note is due on November 8, 2008.

Agreement with Grandview Capital, Inc.

      We have entered into an agreement with Grandview Capital, Inc. for strategic and financial consulting services. Peter Goldstein who served as our Chief Executive Officer, sole officer and sole director from incorporation of the company on December 17, 1999 through November 8, 2007 and currently owns 500,000 shares of our Common Stock, is the Chairman of Grandview Capital, Inc., a wholly owned subsidiary of Grandview Capital Partners, Inc. Under this agreement, Grandview Capital, Inc. will receive $60,000 in compensation from the Company. During 2007, we paid an aggregate of $10,000 of consulting fees to Grandview Capital, Inc.

Subscriptions Receivable from CCRE's founders

      In connection with the formation of CCRE, the founders were required to contribute capital to CCRE. As of December 31, 2007 the amount owing from the founders for subscriptions receivable was $109,712. As of March 31, 2008, all amounts were paid by the founders.

Office lease

     CCRE currently has an office located in approximately 200 square feet at Room 286, 2nd Floor, Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong which is leased month to month from Quantplus Investments, Ltd, an asset management company 40% owned by Mr. Huie for approximately $200 a month. The lease expires August 31, 2008.

Director Independence

     Mr. Huie, our sole director, is not considered an "independent" director.


                     PRINCIPAL SHAREHOLDERS

     At April 30, 2008 we had 24,580,000 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2008 by:

     * each person known by us to be the beneficial owner of more than 5% of our common stock;
     *   each of our directors;
     *   each of our executive officers; and
     * our executive officers, directors and director nominees as a group.

     Unless otherwise indicated, the business address of each person listed is in care of Suite 802, Beautiful Group Tower, 74-77 Connaught Road Central, Hong Kong. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner              Amount and Nature of
                                      Beneficial Ownership      % of Class
---------------------------------------------------------------------------
Allen Huie (1)(2)                             8,321,800            33%
Wan Chin Tang                                   230,000             *
Tim Leung Wong                                  166,000             *
Allen Tat Yan Huie Charitable
  Remainder Trust (1)                         8,321,800            33%
Allen Huie Family Trust (2)                  13,662,000            56%
Julie Yim G. Moy (3)                         21,983,800            89%

* less than 1%

-----------------

(1)  Includes 8,321,800 shares held by Allen Tat Yan Huie
     Charitable Remainder Trust. Allen Huie and Julie Yim G. Moy, spouse of Allen Huie our chief Executive officer, are the trustees and each exercise voting control and dispositive power over all of the shares beneficially owned by Allen Tat Yan Huie Charitable Remainder Trust.
(2)  Julie Yim G. Moy, the spouse of Allen Huie our Chief
     Executive Officer, King Keung Moy, and Debbie Moy are the trustees and each exercise voting control and dispositive power over all of the shares beneficially owned by the Allen Huie Family Trust. Allen Huie disclaims any beneficial ownership of the shares of the Allen Huie Family Trust.
(3)  Includes shares beneficially owned by the Allen Huie Family
     Trust and the Allen Tat Yan Huie Charitable Remainder Trust which trusts Julie Yim G. Moy acts as trustee, along with other trustee as described under footnotes (1) and (2) above. Julie Yim G. Moy is the spouse of Allen Huie our Chief Executive Officer.


                    DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which all no shares of preferred stock have been designated or issued. As of April 30, 2008, there were 24,580,000 shares of common stock and no shares of Preferred Stock issued and outstanding.

Common stock

     Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

     Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Transfer agent

     Upon the effective date of this registration statement, we intend to retain the services of a firm to act as the Company's transfer agent. Until such a firm is retained, the Company will act as its own transfer agent.


                    SELLING SECURITY HOLDERS

     At April 30, 2008 we had 24,580,000 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of 1,519,000 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

     The following table sets forth:

     *   the name of each selling security holder,
     *   the number of common shares owned, and
     * the number of common shares being registered for resale by the selling security holder.

     Information on beneficial ownership of securities is based upon a record list of our shareholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

                                     Number of
                                   Shares Owned       Number of         Number of
                                   Beneficially    Shares Available    Shares Owned     Percent of
                                     Prior to         Pursuant to         After        Class After
Name of Selling Security Holder    this Offering    this Prospectus      Offering        Offering
-------------------------------    -------------   ----------------    ------------    -----------
Dao Jun Walter Li                       5,000              5,000
Mui Yun Chong                           5,000              5,000                0              -
Cheng Ming Michael Pei                  5,000              5,000                0              -
John J. Kot                             5,000              5,000                0              -
Cha, Chung ha                         170,600            170,600                0              -
Richard L. Hoffman                      5,000              5,000                0              -
Ka Wing Carl Tong                       5,000              5,000                0              -
Kin W. Lui                             94,000             94,000                0              -
Michele Ashby                           5,000              5,000                0              -
C. Peter Chang                          5,000              5,000                0              -
Ann Woo                                 5,000              5,000                0              -
Robert Valenzuela                       5,000              5,000                0              -
Accolade Inc. (1)                       5,000              5,000                0              -
Mo Yee Edith Hui Lee                   25,000             25,000                0              -
Leung Tim Wong (2)                    166,000             75,000           91,000              *
Man Ho Herman Ng                        5,000              5,000                0              -
Chu Pong Ng                             5,000              5,000                0              -
Seak Kusi Chan                          5,000              5,000                0              -
Ka Wai Eliza Yee                        5,000              5,000                0              -
Siu Fong Hanna Ho                      10,000             10,000                0              -
Ka Yau Kenneth Yee                      5,000              5,000                0              -


Leung Chan Lester Wong                  5,000              5,000                0              -
Leung Fat William Wong                  5,000              5,000                0              -
But Sit Jason Wong                      5,000              5,000                0              -
George C. Roeser LLC (3)                5,000              5,000                0              -
Wing Yin Daniel Chu                    89,000             89,000                0              -
Celia See Lai Chu                       5,000              5,000                0              -
Sai Chung Hui                           5,000              5,000                0              -
Kwok Kwong Hui                          5,000              5,000                0              -
Suk Yee Yim                             5,000              5,000                0              -
Ting Terry Yuen                         5,000              5,000                0              -
Dominic Shiu Kwan Yim                   5,000              5,000                0              -
Patrick Ka Fai Wong                     5,000              5,000                0              -
Kai Cheong Wong                         5,000              5,000                0              -
Hung Cheong Nelson Poon                 5,000              5,000                0              -
Kam Fong Chung                          5,000              5,000                0              -
Chiu Fat Lau                            5,000              5,000                0              -
Siu Kam Fung                            5,000              5,000                0              -
Paul Ching Chi Cheung                   5,000              5,000                0              -
Mark Greenstein                         5,000              5,000                0              -
Stanley Greenstein                      5,000              5,000                0              -
Sean J. Feeney                          5,000              5,000                0              -
Steven Sack                             5,000              5,000                0              -
Pak H. Chung                            5,000              5,000                0              -
Peter Goldstein (4)                   400,000            175,000          225,000              *
DAM Family Trust (5)                  900,000            175,000          725,000             2.9%
Tang, Wan Chin  (6)                   230,000             75,000          155,000              *
Chang Jr., Charles Jun Sik            110,400            110,400                0              -
Roadwings Financial Services,
  LLC (7)                             400,200            175,000          225,200              *
Allen Tat Yan Huie Charitable
  Remainder Trust (8)               8,132,800             75,000        8,057,800            32.78%
Allen Huie Family Trust (9)        13,662,000             75,000       13,587,000            55.28%

* Less than 1%

(1) Charles Chang Jr. has voting and dispositive control over the shares owned by Accolade Inc.
(2)  Tim Leung Wong is our Vice President and Financial
     Comptroller.
(3) George C. Roeser has voting and dispositive control over the shares owned by George Roeser LLC.
(4) Peter Goldstein was our Chief Executive Officer, sole director and principal shareholder from inception of our company in December 1999 to November 2007. Mr. Goldstein is the Chairman of GrandView Capital, Inc. ("GCI"), a broker dealer and member of FINRA and a wholly owned subsidiary of Grandview Capital Partners, Inc., a company in which Mr. Goldstein is an officer, director and shareholder. Mr. Goldstein individually, and not in connection with GCI, received the securities as a founder of China Renewable in 1999 prior to any affiliation with GCI
(5) Donald Mitchell has voting and dispositive control for the shares owned by the DAM Family Trust.
(6)  Wan Chin Tang is our Vice President and Chief Technical
     Officer.
(7) Alan Ajamian has voting and dispositive control for the shares owed by Roadwings Financial Services, LLC.
(8)  Allen Huie, our Chief Executive Officer and Chairman, and
     Julie Yim G. Moy, spouse of Allen Huie, have voting and dispositive control for the shares owed by Allen Tat Yan Huie Charitable Remainder Trust.
(9) Julie Yim G. Moy, King Keung Moy and Debbie Moy each severally have voting and dispositive control over the shares owed by the Allen Huie Family Trust. Julie Yim G. Moy is the wife of Allen Huie.

     None of the selling security holders are broker-dealers or affiliates of broker-dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

     We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items.
We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                      PLAN OF DISTRIBUTION

     The selling security holders may offer and sell their shares at $2.00 per share until our shares are quoted in the over-the-counter market or on a national securities exchange and thereafter at prevailing market prices or privately negotiated prices. This initial offering price of $2.00 per share was arrived at based upon our private placement in February through April 2008 in which we sold shares of our common stock at $2.00 per share. Our common stock is presently not traded on any market or securities exchange. Following such time as our shares of common stock are quoted in the over-the-counter market or on a national securities exchange, each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     * an exchange distribution in accordance with the rules of the applicable exchange;
     *   privately negotiated transactions;
     * settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
     * broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
     * through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
     *   a combination of any such methods of sale; or
     *   any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule
144 under the Securities Act, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (FINRA) NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

     In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Shares Eligible For Future Sale

     At April 30, 2008 we had 24,580,000 shares of common stock issued and outstanding, of which approximately 23,061,000 shares are "restricted securities" and 1,519,000 shares are being registered pursuant to the registration statement of which this prospectus forms a part.

     In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales and provided however that in the event the company was a shell company, a person or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate is entitled to make unlimited public resales of such shares provided there is current public information available for one year prior to the resale. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing shareholders could adversely affect prevailing market prices.

                          LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

                             EXPERTS

     Our financial statements as of and for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Webb & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

            WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

     We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

          Public Reference Room Office
          100 F Street, N.E.
          Room 1580
          Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.


      TABLE OF CONTENTS

Page
----
Prospectus Summary...............
Selected Consolidated
  Financial Data.................
Risk Factors.....................
Cautionary Statements Regarding
  Forward-Looking                        CHINA RENEWABLE ENERGY
  Information....................             HOLDINGS, INC.
Market for Common Equity and
  Related Stock..................
Stockholder Matters..............
Capitalization...................              PROSPECTUS
Use of Proceeds..................              ----------
Management's Discussion and
  Analysis or Plan of
  Operation......................
Our Business.....................          ________________, 2008
Management.......................
Certain Relationships and
  Related Transactions...........       1,519,000 Shares of Common
Principal Shareholders...........
Description of Securities........
Selling Security Holders.........
Plan of Distribution.............
Legal Matters....................
Experts..........................
Where You Can Find Additional
  Information....................
Financial Statements............. F-1

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

    SEC Registration and Filing Fee          $    120
    Legal Fees and Expenses*                 $ 10,000
    Accounting Fees and Expenses*            $  5,000
    Financial Printing*                             0
    Transfer Agent Fees*                            0
    Blue Sky Fees and Expenses*                     0
    Miscellaneous*                           $  2,000
                                             --------
                     TOTAL                   $ 17,120

     * Estimated


Item 14. Indemnification of Directors and Officers.

      Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

      * breach of the director's duty of loyalty to us or our shareholders;

      * acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

      * a transaction from which our director received an improper benefit; or

      * an act or omission for which the liability of a director is expressly provided under Florida law.

     In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

     Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

     Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. No underwriter participated in the transaction and no commissions were paid in connection with the transactions.

     On December 17, 1999, we issued to the founder of our company, Peter Goldstein, 1,000,000 shares of common stock for the consideration of par value $.001 per shares or an aggregate of $1,000. The recipient was an accredited investor and the securities were issued under an exemption from registration provided by Section 4(2) of the Securities Act.

     On November 8, 2007, we issued 15,000,000 shares of common stock for the consideration of par value $.001 per share or an aggregate of $15,000, to Allen Huie, our Chief Executive Officer and sole director and 800,000 shares of common stock for the consideration of par value $.001 per share or an aggregate of $800, to the DAM 2005 Family Trust. The recipients were accredited investors and the securities were issued under an exemption from registration provided by Section 4(2) of the Securities Act. In addition, on November 8, 2007, Mr. Goldstein, our former sole officer and director, resigned and agreed to cancel 500,000 of his shares of common stock.

     Between February 2008 and April 2008 we sold 280,000 shares of our common stock to 44 accredited investors in a private offering exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act and Rule 506 of Regulation D and Regulation S. We received proceeds of approximately $560,000 from this offering.

     On April 24, 2008, we issued 23,000,000 shares of our common stock, equal to 94% of the issued and outstanding shares of our common stock to the CCRE Shareholders (9 persons) pursuant to a share exchange agreement in exchange for 100% of the capital stock of CCRE. The issuance of the shares of common stock to the CCRE Shareholders pursuant to the share exchange agreement was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Regulation S thereof. In addition, on April 24, 2008, Mr. Huie, our Chief Executive Officer and sole director, agreed to cancel 15,000,000 of his shares of common stock.

Item 16. Exhibits.

Exhibit No.  Description
---------------------------------------------------------------------
   2.3 Share Exchange Agreement by and among China Renewable Energy Holdings, Inc., China Clean & Renewable Energy Limited (CCRE) and CCRE Shareholders dated April 24, 2008. (1)
   3.1       Articles of Incorporation (2)
   3.2 Articles of Amendment to the Articles of Incorporation filed November 7, 2007 (2)
   3.3       Bylaws (2)
   5.1       Opinion of Schneider Weinberger & Beilly LLP *
   10.1      Promissory Note dated November 8, 2007 to Allen Huie (2)
   10.2      2007 Stock Option and Stock Award Plan (3)
   14.1      Code of Business Conduct and Ethics (3)
   21.1      Subsidiaries of the registrant*
   23.1      Consent of Webb & Company, P.A.*
   23.2 Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1) *

*      Filed herein

(1) Incorporated by reference from the Current Report on Form 8-K filed on April 24, 2008.
(2) Incorporated by reference from the registration statement on Form 10-SB, SEC File No. 000-52918, filed on November 19, 2007.
(3) Incorporated by reference from the Annual Report on Form 10-K for the year end December 31, 2007 filed on March 25, 2008.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i.   To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Hong Kong on April 30, 2008.

                              China Renewable Energy Holdings, Inc.


                              By: /s/ Allen Huie
                                 ----------------------------------
                              Allen Huie, Chief Executive
                              Office, Chief Financial Officer
                              (principal executive and principal
                              financial and accounting officer)
                              and director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Allen Huie          Chief Executive Officer,      April 30, 2008
--------------------    Chief Financial Officer
Allen Huie              (principal executive and
                        principal financial and
                        accounting officer) and
                        Chairman of the Board

                CHINA RENEWABLE ENERGY HOLDINGS, INC.
                    (A DEVELOPMENT STAGE COMPANY)



                             CONTENTS


PAGE  F-1         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                  FIRM

PAGE  F-2         BALANCE SHEETS AS OF DECEMBER 31, 2007 AND DECEMBER
                  31, 2006.

PAGE  F-3         STATEMENT OF OPERATIONS FOR THE YEARS ENDED DECEMBER
                  31, 2007 AND 2006 AND FOR THE PERIOD FROM DECEMBER
                  17, 1999 (INCEPTION) TO DECEMBER 31, 2007.

PAGE  F-4         STATEMENT OF CHANGES IN SHAREHOLDER'S  DEFICIENCY FOR
                  THE PERIOD FROM DECEMBER 17, 1999 (INCEPTION) TO
                  DECEMBER 31, 2007.

PAGE  F-5         STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER
                  31, 2007 AND 2006  AND FOR THE PERIOD FROM DECEMBER
                  17, 1999 (INCEPTION) TO DECEMBER 31, 2007.

PAGES F-6 - F-13  NOTES TO FINANCIAL STATEMENTS.

                          [LETTERHEAD]
                     WEBB & COMPANY, P.A.
                 Certified Public Accountants

     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     -------------------------------------------------------


To the Board of Directors of:
China Renewable Energy Holdings, Inc.

We have audited the accompanying consolidated balance sheets of China Renewable Energy Holdings, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2007 and 2006 and the period December 17, 1999 (Inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of China Renewable Energy Holdings, Inc. subsidiary as of December 31, 2007 and 2006 and the results of its consolidated operations and its cash flows for the years ended December 31, 2007 and 2006 and the period December 17, 1999, (Inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage with limited operations and has a net loss of $45,980 from inception, a working capital deficiency of $7,414 and used cash in operations of $26,520 from inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
February 28, 2008, except for Note 7, to which the date is April 24, 2008

             CHINA RENEWABLE ENERGY HOLDINGS, INC.AND SUBSIDIARY
                   (F/K/A CAPITAL VENTURES GROUP IV, INC.)
                       (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED BALANCE SHEETS
                      AS OF DECEMBER 31, 2007 and 2006
                      --------------------------------

                                    ASSETS
                                    ------
                                                          2007           2006
                                                      -----------    -----------
Current Assets
  Cash                                                $    17,987    $         -
  Prepaid expense                                           9,957          4,455
                                                      -----------    -----------

     Total Current Assets                                  27,944          4,455

Other Assets
  Deferred financing fees                                   3,361              -
                                                      -----------    -----------
Total Assets                                          $    31,305    $     4,455
                                                      ===========    ===========

                 LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                 ----------------------------------------

Current Liabilities
  Accounts payable                                    $    25,201    $     3,651
  Accured interest - related party                            157
  Note payable - related party                             10,000
  Stockholder loans                                                        4,884
                                                      -----------    -----------
Total  Liabilities                                         35,358          8,535
                                                      -----------    -----------
Stockholders' Deficiency
  Common stock,  $0.001 par value; 10,000,000
   shares authorized,  24,300,000 shares issued
   and outstanding                                         24,300    $    24,300
  Additional paid-in capital                              128,124        (14,594)
  Subscription receivable                                (110,512)          (578)
     Other comprehensive income(loss)                          15              5
  Deficit accumulated during the development stage        (45,980)       (13,213)
                                                      -----------    -----------

Total Stockholders' Deficiency                             (4,053)        (4,080)
                                                      -----------    -----------
Total Liabilities and Stockholders' Deficiency        $    31,305    $     4,455
                                                      ===========    ===========

             See accompanying notes to financial statements.

            CHINA RENEWABLE ENERGY HOLDINGS, INC. AND SUBSIDIARY
                 (F/K/A Capital Ventures Group III, Inc.)
                       (A Development Stage Company)
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------

                                                                                     For the Period from
                                                                                      December 17, 1999
                                                 For the Year Ended December 31,         (Inception) to
                                                     2007           2006              December 31, 2007
                                                 -----------    -----------           -----------------
Revenue                                          $     6,409    $         -           $           6,409
                                                 -----------    -----------           -----------------
Operating Expenses
Professional fees                                $    20,608          3,785           $          31,363
General and administrative                            18,542          1,158                      21,000
                                                 -----------    -----------           -----------------
Total Operating Expenses                              39,150          4,943                      52,363
                                                 -----------    -----------           -----------------

Loss from Operations                                 (32,741)        (4,943)                    (45,954)

Other Income(loss)
Interest Income                                           29                                         29
                                                 -----------    -----------           -----------------

Net loss provision for Income taxes                  (32,712)        (4,943)                    (45,925)

Provision for Income  Taxes                               55              -                          55
                                                 -----------    -----------           -----------------
Net Loss                                         $   (32,767)   $    (4,943)          $         (45,980)
                                                 ===========    ===========           =================
Net Loss Per Share  - basic and diluted          $     (0.00)   $     (0.00)
                                                 ===========    ===========
Weighted average number of shares outstanding
  during the period - basic and diluted           24,300,000     24,300,000
                                                 ===========    ===========

             See accompanying notes to financial statements.

           CHINA RENEWABLE ENERGY HOLDINGS, INC. AND SUBSIDIARY
                  (F/K/A CAPITAL VENTURES GROUP IV, INC.)
                       (A DEVELOPMENT STAGE COMPANY)
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
  FOR THE PERIOD FROM DECEMBER 17, 1999 (INCEPTION) TO DECEMBER 31, 2007
  ----------------------------------------------------------------------


                                      Common stock                                    Deficit
                                    $.001 Par Value      Additional Subscription  accumulated during     Other       Total
                                 ----------------------    paid-in    Receivable     development     Comprehensive Stockholder's
                                     Shares     Amount     capital                      stage           income      Deficiency
                                 -----------------------------------------------------------------------------------------------
Balance December 17, 1999
  (Inception)                             -    $    -    $        -                 $         -                     $         -

Common stock issued to founders
  for cash ($0.001 per share)     1,000,000     1,000             -                           -                           1,000

In-kind contribution                      -         -         5,970                           -                           5,970

Net loss for the period December
  17, 1999 (inception to December
  31, 1999)                               -         -             -                      (6,970)                         (6,970)
                                 -----------------------------------------------------------------------------------------------
Balance December 31, 1999         1,000,000     1,000         5,970                      (6,970)                              -

In-kind contribution                      -         -           150                           -                             150

Net loss, 2000                            -         -             -                        (150)                           (150)
                                 -----------------------------------------------------------------------------------------------
Balance December 31, 2000         1,000,000     1,000         6,120                      (7,120)                              -

In-kind contribution                      -         -           150                           -                             150

Net loss, 2001                            -         -             -                        (150)                           (150)
                                 -----------------------------------------------------------------------------------------------
Balance December 31, 2001         1,000,000     1,000         6,270                      (7,270)                              -

In-kind contribution                      -         -           150                           -                             150

Net loss, 2002                            -         -             -                        (150)                           (150)
                                -----------------------------------------------------------------------------------------------
Balance December 31, 2002         1,000,000     1,000         6,420                      (7,420)                             -

In-kind contribution                      -         -           150                           -                             150

Net loss, 2003                            -         -             -                        (150)                           (150)
                                -----------------------------------------------------------------------------------------------
Balance December 31, 2003         1,000,000     1,000         6,570                      (7,570)                              -

In-kind contribution                      -         -           150                           -                             150

Net loss, 2004                            -         -             -                        (150)                           (150)
                                -----------------------------------------------------------------------------------------------
Balance December 31, 2004         1,000,000     1,000         6,720                      (7,720)                              -

In-kind contribution                      -         -           550                           -                             550

Net loss, 2005                            -         -             -                        (550)                           (550)
                                -----------------------------------------------------------------------------------------------
Balance, December 31, 2005        1,000,000     1,000         7,270                      (8,270)                              -

In-kind contribution                      -         -           150                           -                             150

Stock issued for cash               230,000       230         1,056        (578)                                            708

Stock issued for cash            15,000,000    15,000             -           -                                          15,000

Stock issued for cash               800,000       800                      (800)                                              -

Cancellation and
  retirement of shares             (500,000)     (500)          500                                                           -

Comprehensive income                                                          5               5

Net loss 2006                             -         -             -                      (4,973)                         (4,943)
                               ------------------------------------------------------------------------------------------------
Balance, December 31, 2006       16,530,000    16,530         8,976      (1,378)        (13,213)              5          10,920


Stock issued for cash            22,770,000    22,770       104,148    (109,134)                                         17,784

Cancellation and
   retirement of shares         (15,000,000)  (15,000)       15,000                                                           -

Comprehensive income                                                                                         10              10

Net loss 2007                                                                           (32,767)                        (32,767)
                               ------------------------------------------------------------------------------------------------
Balance, December 31, 2007       24,300,000   $ 24,300    $  128,124   $(110,512)   $   (45,980)      $      15     $    (4,053)
                               ================================================================================================


             See accompanying notes to financial statements.

       CHINA RENEWABLE ENERGY HOLDINGS, INC. AND SUBSIDIARY
              (F/K/A CAPITAL VENTURES GROUP IV, INC.)
                   (A DEVELOPMENT STAGE COMPANY)
               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  For the Period from
                                                                                   December 17, 1999
                                                  For the Year Ended December 31,    (Inception) to
                                                       2007           2006         December 31, 2007
                                                   -----------    -----------      ----------------
Cash Flows From Operating Activities:
Net Loss                                           $   (32,767)   $    (4,943)     $        (45,980)
  Adjustments to reconcile net loss to net
   cash used in operations
    In-kind contribution                                     -            150                 7,420
  Changes in operating assets and liabilities:
Deferred financing fees                                 (3,361)             -                (3,361)
Prepaid expense                                         (5,502)        (4,455)               (9,957)
Accured interest payable                                   157              -                   157
Accounts payable                                        21,550          3,651                25,201
                                                   -----------    -----------      ----------------
Net Cash Used In Operating Activities                  (19,923)        (5,597)              (26,520)
                                                   -----------    -----------      ----------------
Cash Flows From Financing Activities:
Advances from stockholders                              10,000              -                10,000
Payment of stockholder loans                            (4,884)             -                 4,884
Proceeds from stockholder loan                               -          4,884                (4,884)
Proceeds from issuance of common stock                  32,784            708                34,492
                                                   -----------    -----------      ----------------
Net Cash Provided by Financing Activities               37,900          5,592                44,492
                                                   -----------    -----------      ----------------

Effect of foreign currency translation                      10              5                    15
                                                   -----------    -----------      ----------------

Net Increase (Decrease) in Cash                         17,987              -                17,987

Cash at Beginning of Period/Year                             -              -                     -
                                                   -----------    -----------      ----------------

Cash at End of Period/Year                         $    17,987    $         -      $         17,987
                                                   ===========    ===========      ================

Supplemental disclosure of cash flow information:

Cash paid for interest                             $         -     $         -     $              -
                                                   ===========    ===========      ================
Cash paid for taxes                                $         -     $         -     $              -
                                                   ===========    ===========      ================

             See accompanying notes to financial statements.

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006



NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
------  -----------------------------------------------------------

   (A) Organization
   ----------------

   China Renewable Energy Holdings, Inc. (a development stage company) ("CREH") was incorporated under the laws of the State of Florida on December 17, 1999.

   China Clean & Renewable Limited (a development stage company)
   ("CCRL") was incorporated under the laws of Hong Kong, China on April 19, 2006. China Clean & Renewable Limited was organized to provide consulting services on environmental protection projects in China.

   Activities during the development stage include developing the business plan and raising capital.

   (B) Basis of Presentation
   -------------------------

   On April 24, 2008, China CREH exchanged 23,000,000 shares of common stock for 100% of the outstanding shares of CCRL. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations Paragraph D16; the financial statements of CREH and CCRL have been combined on an "as if", basis from inception as CREH and the CCRL are under common control. CREH and CCRL are hereafter referred to as (The "Company").

   The consolidated financial statements include the accounts of the Company and its subsidiary, after elimination of all significant intercompany accounts and transactions. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

   (C) Use of Estimates
   --------------------

   In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

   (D) Cash and Cash Equivalents
   -----------------------------

   For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006


   (E) Loss Per Share
   ------------------

   Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings per Share." As of December 31, 2007 and 2006, respectively, there were no common share equivalents outstanding.

   (F) Income Taxes
   ----------------

   The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   As of December 31, 2007 and 2006, the Company has a net operating loss carry forward of approximately $35,940 and $8,420, respectively available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was $13,524. The valuation allowance at December 31, 2006 was $3,168. The net change in the valuation allowance for the years ended December 31, 2007 and 2006 was an increase of $10,356 and $56, respectively.

   (G) Business Segments
   ---------------------

   The Company operates in one segment and therefore segment information is not presented.

   (H) Revenue Recognition
   -----------------------

   The Company recognized revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and No. 104, "Revenue Recognition". In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured. Revenue from consulting services are recognized when services are performed.

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006


   (I) Concentrations
   ------------------

   During 2007, 100% of the revenue was derived from one customer in China. During 2007 and 2006, 52% and 100%, respectively of the Company's assets are located in China.

   (J) Foreign Currency Translation
   --------------------------------

   The financial statements of the Company have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation (SFAS 52). All balance sheet accounts have been translated using the exchange rate in effect at the balance sheet date. Income statement amounts have been translated using an appropriately weighted average exchange rate for the years. The translation gains of $10 and $5 resulting from the changes in exchange rates during 2007 and 2006 have been reported in accumulated other comprehensive income.

   (K) Recent Accounting Pronouncements
   ------------------------------------

   In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

   In February 2007, the Financial Accounting Standards Board
   (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006


   In December 2007, the Financial Accounting Standards Board
   (FASB) issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51". This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

NOTE 2  GOING CONCERN
------  -------------

    As reflected in the accompanying consolidated financial statements, the Company is in the development stage with limited operations, has a net loss of $45,980 for the period from December 17, 1999 (inception) to December 31, 2007, a working capital deficiency of $7,414 and used cash in operations of $26,520 from inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

    Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.


NOTE 3  NOTE PAYABLE -STOCKHOLDER
------  -------------------------

   On November 7, 2007, the Company received a loan of $10,000 from a principal stockholder. Pursuant to the terms of the loan, the note bears interest at 7%, is unsecured and matures on November 8, 2008.

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006


NOTE 4  STOCKHOLDERS' DEFICIENCY
------  ------------------------

   (A) Common Stock Issued for Cash
   --------------------------------

   On December 17, 1999, the Company issued 1,000,000 shares of common stock to its founders for cash of $1,000 ($0.001 per share).

   During April 2006, the Company issued 230,000 shares of common stock to three individuals for cash of $1,286 ($0.0056 per share).

   During September 2007, the Company issued 22,770,000 shares of common stock to three individuals for cash of $126,918
   ($0.0056 per share).

   During November 2007, the Company issued 15,800,000 shares of common stock to two individuals for cash of $15,000 and a subscription receivable of $800. The subscription receivable was received on February 28, 2008 ($0.001 per share).

   (B) Equity Compensation Plan
   ----------------------------

   On December 18, 2007 the Company's board of directors adopted its 2007 Stock Option and Stock Award Plan. The purpose of the 2007 Equity Compensation Plan is to offer to the Company's employees, officers, directors and consultants whose past, present and/or potential contributions to the Company have been or are or will be important to our success, an opportunity to acquire a proprietary interest in the Company. The issuance of grants under the 2007 Stock Option and Stock Award Plan will be made to persons who are closely related to the Company and who provide bona fide services to the Company in connection with its business. Under Federal securities laws, these services cannot be in connection with the offer of sale of the Company's securities in a capital raising transaction nor directly or indirectly promote or maintain a market for the Company's securities. The Company has currently reserved 3,000,000 of its authorized but un-issued shares of common stock for issuance under the 2007 Stock Option and Stock Award Plan.

   (C) Contribution of Common Stock
   --------------------------------

   During November 2007, a stockholder contributed 500,000 shares of common stock to the Company for no consideration.
   The shares were cancelled by the Company upon receipt.

   During April 2008, a stockholder contributed 15,000,000 shares to the Company for no consideration. The shares were cancelled by the Company upon receipt.

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006


   (D) In-Kind Contribution
   ------------------------

   During 2006, 2005, 2004, 2003, 2002, 2001, 2000 and 1999, a
   stockholder of the Company paid $150, $550, $150, $150, $150,
   $150, $150 and $5,970, respectively, of operating expenses on behalf of the Company (See Note 5).

   (E) Amendment to Articles of Incorporation
   ------------------------------------------

   During November 2007, the Company amended its Articles of Incorporation to change its name from Capital Ventures Group IV, Inc. to China Renewable Energy Holdings, Inc. and change the capital structure to reflect 100,000,000 common and 10,000,000 blank check preferred shares with a par value of $0.001. The financial statements have been retroactively adjusted to reflect the changes.

NOTE 5  RELATED PARTY TRANSACTIONS
------  --------------------------

   On November 7, 2007, the Company received a loan of $10,000 from a principal stockholder. Pursuant to the terms of the loan, the note bears interest at 7%, is unsecured and matures on November 8, 2008.

   A stockholder of the Company paid $7,420 of expenses on behalf of the Company from inception (See Note 4).

   During 2007, the Company paid $10,000 of consulting expenses to a company related to a stockholder (See note 6).


NOTE 6  COMMITMENTS
------  -----------

   (A) Employment Agreements
   -------------------------

   On March 15, 2008, we entered into an employment agreement with an individual to become the Vice President and Chief Technical Officer for an annual salary of $58,464 per annum plus a bonus equal to one months salary of $4,872. The Agreement also provides for paid vacation after one year, traveling and medical insurance, and other normal fringe benefits commensurate with his duties and responsibilities.

   On March 15, 2008, we entered into an employment agreement with an individual to become the President and Chief Executive Officer for an annual salary of $58,464 per annum per annum plus a bonus equal to one months salary of $4,872. The Agreement also provides for paid vacation after one year, traveling and medical insurance, and other normal fringe benefits commensurate with his duties and responsibilities.

              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006


   On March 15, 2008, we entered into an employment agreement with an individual to become the Vice President and Controller for an annual salary of $58,464 per annum per annum plus a bonus equal to one months salary of $4,872. The Agreement also provides for paid vacation after one year, traveling and medical insurance, and other normal fringe benefits commensurate with his duties and responsibilities.

   (B) Strategic Agreements
   ------------------------

   On September 1, 2007, the Company entered into a ten year strategic partnership agreement with a company located in China to develop, invest, operate and manage energy
   conservation projects in China.   The agreement gives the
   Company the first right of refusal on all projects. The agreement requires each project to meet certain minimum expected returns for each party and requires the Company to pay certain bonuses based on project milestones. The total fee and milestone payments are subject to negations by each party and will vary by project.

   On May 23, 2007, the Company entered into a strategic partnership with a company located in China to develop waste heat power conversion projects. The agreement term is 2 years and each project is subject to negotiation and will vary by each project.

   (C) Operating Leases
   --------------------

   The Company has an office located in Hong Kong of
   approximately 200 square feet   which we lease month to month
   from Quantplus Investments, Ltd, an asset management company
   40% owned by Mr. Huie for approximately $200 a month. The lease expires August 31, 2008.

   (D) Consulting Agreement
   ------------------------

   On November 16, 2007, the Company entered into a one year consulting agreement with a company related to a stockholder.
   The consultant will provide strategic and financial consulting services to the Company for a monthly fee of $5,000.


NOTE 7  SUBSEQUENT EVENTS
------  -----------------

   Stock Issued for Cash

   Subsequent to December 31, 2007, the Company entered into stock purchase agreements to issue 280,000 shares of common stock for cash of $560,000 ($2.00/share).

   During February 2008, the Company formed a wholly owned subsidiary in China. The Company has a registered capital requirement of $1,000,000 which is payable 20% three months after the business registration and 80% within 2 years after the Company receives its final approval from the Chinese government.

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              CHINA RENEWABLE ENERGY HOLDINGS, INC.
                  (A DEVELOPMENT STAGE COMPANY)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 2007 and 2006


   During 2008, subscriptions receivable of $110,512 were received by the Company.

   On March 15, 2008, we entered into an employment agreement with an individual to become the Vice President and Chief Technical Officer for an annual salary of $58,464 per annum plus a bonus equal to one months salary of $4,872. The Agreement also provides for paid vacation after one year, traveling and medical insurance, and other normal fringe benefits commensurate with his duties and responsibilities.

   On March 15, 2008, we entered into an employment agreement with an individual to become the President and Chief Executive Officer for an annual salary of $58,464 per annum per annum plus a bonus equal to one months salary of $4,872. The Agreement also provides for paid vacation after one year, traveling and medical insurance, and other normal fringe benefits commensurate with his duties and responsibilities.

   On March 15, 2008, we entered into an employment agreement with an individual to become the Vice President and Controller for an annual salary of $58,464 per annum per annum plus a bonus equal to one months salary of $4,872. The Agreement also provides for paid vacation after one year, traveling and medical insurance, and other normal fringe benefits commensurate with his duties and responsibilities.

   On April 24, 2008, CREH exchanged 23,000,000 shares of common stock for 10,090 of outstanding shares of CCRL. The transaction was accounted for as a purchase of entities under common control. In accordance with SFAS No. 141 "Business Combinations Paragraph D16; the financial statements for prior periods have been combined on an "as if" basis from inception.

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